Exhibit 10.9

MEMORANDUM OF AGREEMENT DATED 27 OCTOBER 2003

Argent Capital LLC of Springates, Government Road, Charles Town, Nevis, hereinafter called the Sellers, have agreed to sell in their capacity as the Mortgagees in Possession of “Northern Horizon”, and Marine Group International Inc. of Balboa Plaza Building, 5th Floor, Office 522, Balboa Avenue, Panama City, Republic of Panama, hereinafter called the Buyers, have agreed to buy the motor vessel  “NORTHERN HORIZON” which is currently lying at Liverpool.

Argent Capital LLC currently have a registered mortgage on “Northern Horizon” under which the owners of the vessel, Northern Horizon LLC, have defaulted and there is a sum in excess of US$ 1 million currently outstanding. Judgment was obtained in the English High Court for US$ I million in respect of the principle debt together with US$ 155,753.44 interest and costs on 15th October 2003.

A Notice of Default was served on Northern Horizon LLC on or around 24th February 2003. Argent Capital LLC took effective control of “Northern Horizon” in March 2003 and formal notice of taking over the vessel as Mortgagee in Possession was given on or around 9th May 2003.

A paper valuation for “Northern Horizon” was obtained from a reputable Ship Broker, S. C. Chambers & Co. on 7th October 2003 and who estimated that the value of “Northern Horizon” on open sale would be US$ 600,000.

In their capacity as Mortgagee in Possession Argent Capital LLC will account for the sale proceeds under the sale herein. In particular they will apply the sale proceeds to clear all encumbrances having a priority claim, will apply the funds to satisfy sums outstanding under the terms of the mortgage and will account to Northern Horizon LLC in respect of the sale proceeds generally. However there will be no surplus funds once the priority payments have been made and the debt owed to the seller is satisfied.

Details of “Northern Horizon”:

Classification Society/Class: Lloyds Register

Built:	1966	By:	Goole Shipbuilding & Repair Company

Flag:	Bahamas	Port of Registry:	Nassau

Call Sign:	C60G3	GRT/NRT:	1,833/549

IMO Number:	6525131	Register Number:	308539

hereinafter called the Vessel,

The sale of the vessel specifically does not include the ROV Abyssus 5000 (the “ROV”) and the equipment and machinery relating to the said ROV currently lying aboard “Northern Horizon” and which is owned directly by NTL Trust Limited, a company incorporated under the laws of Nevis.

The vessel is sold on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form or written communication.

“Classification Society” or “Class” means the Society referred to above.

1.                                       Purchase Price

US$1 million

2.                                       Deposit

No deposit payable

3.                                       Payment

The said Purchase Price shall be paid by way of a promissory note with a value of US$ 1 million payable within 18 months to be secured by a mortgage on the vessel in the name of the seller, the form of which shall be agreed and executed between the parties on delivery of the Vessel, but not later than 3 working days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                       Inspections

The vessel is currently lying at Liverpool under and the Buyer has had access to the vessel and class records. The Vessel is sold on a “where is, as is” basis.  Buyers have accepted the Vessel without inspection of the Vessel or the Classification records and the sale is outright and definite, subject only to the terms and conditions of this Agreement. In particular, the Buyers confirm that they are aware of the current class status of the Vessel and that there is no obligation upon the Seller to take any steps to deal with outstanding class requirements.

5.                                       Notices, time and place of delivery

(a)                                  The Vessel is currently berthed at Liverpool and shall remain at Liverpool pending delivery. The vessel is currently under arrest through the English Admiralty Court. The Seller shall ensure that the ship is free of arrest at the time of delivery.

(b)                                 The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth at Liverpool and is available for delivery at the Buyer’s option.

Date of cancelling – 17th  November 2003

(c)                                  If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date.  Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated above.

If this Agreement is maintained with the new cancelling date all other time and conditions hereof shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

(d)                                 Should the Vessel become an actual, constructive or compromised total loss before delivery to the Buyers this Agreement shall be null and void.

6.                                       Drydocking/Divers Inspection

The Buyers do not require the Vessel to be drydocked for inspection purposes or for a divers inspection to take place.

7.                                       Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propellers(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded.

Forwarding charges, if any, shall be for the Buyers’ account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers.  The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.  Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation.  Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums the value of which is included in the sale price.  Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                       Documentation

The place of closing: London

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

(a)                                  Resolution of the Board of the Sellers permitting the sale.

(b)                                 Legal Bill of Sale in a form recordable in the Bahamas (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalised by the consul of such country or other competent authority.

(c)                                  Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

(d)                                 Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

(e)                                  Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

(f)                                    Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the Classification certificate(s) as well as all plans etc., which are on board the Vessel.  Other certificates that are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation that may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessel’s logbooks but the Buyers to have the right to take copies of same.

9.                                       Encumbrances

The Sellers warrant that they have taken all reasonable steps to ensure that the vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever.  The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel that have been incurred prior to the time of delivery.

10.                                 Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                                 Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.  The Buyers are fully aware of the Class status of the Vessel and that Class is currently suspended. The Sellers are not required to take any steps to reinstate Class prior to delivery.

12.                                 Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings should the Sellers require this.

13.                                 Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.  Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                                 Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated herein the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8.  If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated herein and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated herein or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                                 Buyers’ representatives

After both parties have signed this Agreement the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.                                 Arbitration

The Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The Arbitration shall be conducted in accordance with the London Maritime Arbitrators’ Association (LMAA) terms current at the time when the Arbitration proceedings are commenced.

The reference shall be to a single arbitrator to be agreed between the parties.  If the parties cannot agree upon the name of a single arbitrator either party shall be at liberty to ask the President of the LMAA for the time being to appoint an arbitrator at his absolute discretion and whose appointment shall be binding upon the parties.

IN WITNESS whereof the parties execute this Agreement as a Deed on the date set out above

/s/ Joan Nesbitt
Signed on behalf of the Sellers In the presence of

/s/ Sarah Nunez
Signed on behalf of the Buyers In the presence of